UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2026 (June 10, 2026)

NextTrip, Inc.

(Exact name of Registrant as Specified in Its Charter)

Nevada	001-38015	27-1865814
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 Paseo del Sol
Santa Fe, New Mexico	87507
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (505) 438-2576

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NTRP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Stock Purchase Agreement

On June 10, 2026 (the “Effective Date”), NextTrip, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Yada Commerce Inc (“Yada”) and High Class Holdings LLC and Carbon Capital Corp, the shareholders of Yada (collectively, the “Founding Shareholders”) pursuant to which, subject to the terms and conditions set forth in the Purchase Agreement, the Company purchased from the Founding Shareholders 51% of the outstanding shares of Yada (the “Yada Shares”).

The aggregate consideration under the Purchase Agreement is 50,000 restricted shares of the Company (the “ Company Shares”). The Company granted to the Founding Shareholders piggyback registration rights subject to cut backs required under Rule 415 and at the request of investors, placement agents and underwriters. The Purchase Agreement contains customary representations and indeminifcation provisions. The Purchase Agreement also contains provisions regarding the post-closing governance of Yada including a provision requiring the parties to vote their shares of Yada to elect a five member board of directors, two of whom will be designated by the Founding Shareholers, two of whom will be designated by the Company, with the fifth member to be appointed by the board of directors. The Purchase Agreement also provides for a first right of refusal in favor of the Company regarding any future sale by the Founding Shareholders of their shares in Yada.

Cooperation and Earnout Agreement.

Concurrently with the entering into of the Purchase Agreement, the Company entered into a Cooperation and Earnout Agreement (the “Earnout Agreement”) with Yada regarding the post-closing operations of Yada, the role of the Company, and the compensation arrangement for the Founding Shareholders. The Earnout Agreement has a three-year term from the Effective Date (the “Term”). Under the Earnout Agreement, the Parties acknowledge that, nothwithstanding the Company’s controlling interest in Yada, the Founding Shareholders will retain full operational control over Yada’s day-to-day business affairs, subject to the oversight of Yada’s board of directors, and the rights, duties and obligations of Yada’s officers, directors and shareholders under Yada’s organizational documents and applicable law. The Earnout Agreement grants to the Company certain roles including serving as Yada’s exclusive preferred travel provider, the first right of refusal to match any bona fide third-party proposal with respect to travel service offered through Yada channels, the processing by the Company of travel bookings generated through Yada channels, the exclusive right to offer travel gift cards through Yada channels, and the exclusive booking rights for music artist promotional events. The Earnout Agreement also sets forth the sharing of Net Profits between the Company and the Founding Shareholders from activities enumerated in the Earnout Agreement. The Earnout Agreement further provides as inducement compensation for the Founding Shareholders the establishment of an earnout pool consisting of an aggregate of 225,000 restricted shares of the Company’s common stock and warrants to purchase up to 225,000 common shares with a three-year term at an exercise price of $2.75 to be awarded over the Term pursuant to the terms of the Earnout Agreement on the basis of one share of Company common stock and one warrant for each $2.75 of the Company’s share of the aggregate net profits generated from the activities described in the Earnout Agreement.

The foregoing descriptions of the Purchase Agreement and the Earnout Agreement are not complete and are subject to and qualified in their entirety by reference to the Purchase Agreement and Earnout Agreement, copies of which are filed as Exhibits 10.1 and 10.2 to this Current report on Form 8-K and are incorporated by reference

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Item 2.01 Completion of Acquisition or Disposition of Assets

The purchase of the Yada Shares closed on June 10, 2026. The information included in Item 1.01 above is incorporated by reference into this Item 2.01

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 1.01 regarding the issuance of the Company Shares is hereby incorporated herein by reference.

The Company Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and were issued to the Founding Shareholders in a transaction exempt from registration under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder. Accordingly, the Company Shares constitute “restricted securities” within the meaning of Rule 144 under the Act.

Item 7.01 Registration FD Disclosure

On June 11, 2026, the Company issued a press release announcing the closing of the Purchase Agreement. The press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Stock Purchase Agreement
10.2	Cooperation and Earnout Agreement
99.1	Press Release
104	Cover Page Interactive Data File (embedded within the inline XBRL Document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTTRIP, INC.

Date:	June 12, 2026	By:	/s/ William Kerby
		Name:	William Kerby
		Title:	Chief Executive Officer

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